MATERIAL SCIENCE company gauzy ANNOUNCES SECOND FACTORY IN
STUTTGART GERMANY TO PRODUCE RESEARCH FRONTIERS’ SPD-SMART

LIGHT CONTROL FILM FOR THE SMART GLASS INDUSTRY

Times Square, New York. February 1, 2019 – Research Frontiers Inc. (Nasdaq: REFR) and Israel-based material science company Gauzy Ltd. announced today Gauzy’s second production facility in Stuttgart, Germany to produce SPD-Smart light control film for the entire SPD-SmartGlass industry, including automotive and architectural applications. To commemorate this new factory, Research Frontiers CEO Joseph M. Harary, and Gauzy CEO Eyal Peso will ring the opening bell today at the Nasdaq Market Site in Times Square. Also joining the two executives on the stage to ring the opening bell will be Steven M. Slovak to commemorate his recent promotion to the position of Vice President and Chief Technology Officer of Research Frontiers.

“Our new manufacturing facility will be strategically located in Stuttgart, Germany near our key automotive customers,” noted Eyal Peso, CEO of Gauzy. “We have already completed five months of design work and have acquired the production site. We are investing millions of euros to build this state-of-the-art facility with specially-designed coating and curing areas that will give Gauzy the capacity to coat over one million square meters of SPD film per year.”

Gauzy expects the new facility to be in production within the next six months. The company will host a special invitation-only event for industry professionals, key customers, and media later this year to launch the new production site. It can coat SPD light-control film as wide as 1.8 meters. This follows the inauguration of Gauzy’s previously announced SPD film production line in Tel Aviv this past October. That facility has the capacity to produce up to 364 thousand square meters of film per year per shift.

SPD-Smart light control film, invented and patented by Research Frontiers, is a key component in SPD-SmartGlass products. This film allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings.

Joseph M. Harary, President of Research Frontiers noted: “Gauzy is not only a key licensee of ours, but they are also a strategic investor in Research Frontiers. Gauzy has consistently shown their ability through innovation and investment to bring the best quality products to the smart glass industry. Their new SPD film production line will have special in-line production capabilities that do not currently exist anywhere in our industry. These capabilities address beautifully the needs of our licensees and their customers in the automotive, train, aircraft, boat and architectural industries.”

The markets for SPD-Smart film are already well-established. Research Frontiers has licensed over 40 chemical, film, and glass companies which are selling products for the automotive, aircraft, marine, train, museum, train and consumer electronics industries. Gauzy’s established and growing network of over 55 glass fabricators worldwide brings additional synergies, infrastructure, and growth opportunities to the smart glass industry.

Research Frontiers patented SPD-SmartGlass technology is the same best-selling smart window technology that can be found on various car models from Daimler. The MAGIC SKY CONTROL feature, which is now in use on tens of thousands of Mercedes-Benz SLs, SLC/SLKs, Maybach and S-Class models around the world, uses patented SPD-SmartGlass technology developed by Research Frontiers to turn the roof transparent by electrically aligning tiny particles in a thin film within the glass. With the touch of a button, drivers and passengers can instantly change the tint of their roof to help keep out harsh sunlight and heat, and create an open-air feeling even when the sunroof is closed. Glass or plastic using Research Frontiers’ patented SPD-SmartGlass technology effectively blocks UV and infrared rays in both clear and darkly tinted modes, helping keep the cabin cooler, and protecting passengers and interiors while also enhancing security inside the vehicle. These benefits become even more important when a car uses large surface areas of glass, especially in warm climates.

Some of the other benefits of SPD-SmartGlass include significant heat reduction inside the vehicle (by up to 18ºF/10ºC), UV protection, glare control, reduced noise and reduced fuel consumption. Independent calculations also show that use of SPD-SmartGlass can reduce CO2 emissions by four grams per kilometer, and increase the driving range of electric vehicles by approximately 5.5 percent.

Shortly after its introduction into serial production in the automotive industry, SPD-SmartGlass has become standard equipment on many different aircraft, and is also used in residential and commercial architectural applications, in trains, yachts and other marine vehicles, in display applications, and to protect light-sensitive artwork and documents in major museums around the world.

Gauzy is currently focused on LCG® (Light Control Glass) technology, including Liquid Crystal formulations and SPD-SmartGlass emulsions. The company has a dedicated R&D team that focuses on each technology, multiple laboratories, and an on-site production line with custom machinery for high quality products with on time delivery. Through strategic partnerships with certified partners, Gauzy’s distribution network ranges over 40 countries. Gauzy’s technology offers diverse applications to the glass industry including solar/energy control, shading, privacy, and transparent displays. Gauzy LCG® is featured in notable projects worldwide, including automotive collaborations with leading OEMs and Tier 1 suppliers, hotels, corporate offices, luxury residences, retail chains and consumer electronics.

About Gauzy Ltd.

Gauzy is a world leader and vendor of material science and nanotechnology, focused on the research, development, manufacturing, and marketing of technologies which are embedded into and onto raw materials. Amongst Gauzy’s core areas of expertise are Liquid Crystals And SPD, which is used to produce LCG® (Light Control Glass). The company is headquartered in Tel Aviv Israel, with additional offices in Stuttgart, Germany, Guangzhou China and Dallas, Texas. Learn more at www.gauzy.com.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is a publicly traded technology company and the developer of patented SPD-Smart light-control film technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically. Research Frontiers has licensed its smart glass technology to over 40 companies that include well known chemical, material science and glass companies. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results, especially those reliant on activities by third parties, could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc.

For further information, please contact:

Eyal Peso

Founder and CEO

Gauzy Ltd.

+972-72-2500385

info@gauzy.com

Brittany Kleiman Swisa

Media & Marketing Contact

Gauzy Ltd.

+972-72-2500385

brittany@gauzy.com

Joseph M. Harary

President and CEO

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com